Exhibit 99.2

259 Cedar Hill Street, Marlboro, MA 01752 USA
TL: 508.357.2221 FX: 508.357.2279 www.evergreensolar.com

(a) PRESS RELEASE
Contacts: Richard G. Chleboski Chief Financial Officer Evergreen Solar, Inc. 508-357-2221 x 708 investors@evergreensolar.com	Investors/Media: Timothy D. Green Vice President Sharon Merrill Associates, Inc. 617-542-5300 eslr@investorrelations.com

Evergreen Solar Announces Proposed Public Offering of Common Stock

Marlboro, Massachusetts, Jan. 14, 2005 – Evergreen Solar, Inc. (Nasdaq: ESLR), today announced that it plans to offer shares of its common stock in a follow-on public offering of common stock, with expected gross proceeds of $60 million, pursuant to its universal shelf registration statement. The Company expects to grant an option to the underwriters to purchase up to an additional 15% of the shares offered solely to cover over-allotments. All of the shares are being sold by Evergreen Solar.

The offering is being made by SG Cowen & Co., LLC as the sole bookrunning manager and First Albany Capital Inc. and CRT Capital Group LLC as co-managers. Printed copies of the preliminary prospectus supplement relating to the offering may be obtained when available by contacting SG Cowen & Co., LLC, 1221 Avenue of the Americas, New York, New York 10020.

The securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement is final. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under securities laws of any such state.

Evergreen Solar Announces Proposed Public Offering of Common Stock
January 14, 2005

About Evergreen Solar, Inc.

Evergreen Solar, Inc. (www.evergreensolar.com) develops, manufactures and markets solar power products utilizing the Company’s patented solar power technologies. The products provide reliable and environmentally clean electric power in global markets. Solar power applications include wireless power for remote homes, water pumping, lighting and rural electrification, as well as complete power systems for electric utility customers choosing to generate their own environmentally benign power.

Evergreen Solar® is a registered trademark of Evergreen Solar, Inc. Any other company names mentioned above are or may be trademarks of those companies, respectively.

A Cautionary Note Regarding Forward-Looking Statements

Please note that this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements represent the Company’s current expectations and beliefs, including the Company’s intent and ability to complete the proposed offering described above. The forward-looking statements, however, are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to be materially different from those expressed, expected or implied by the forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including the universal shelf described above. The Company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.